Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-168901 and 333-168901-02

May 13, 2013

AGL CAPITAL CORPORATION/AGL RESOURCES INC.

Pricing Term Sheet for 2043 Senior Notes

Issuer:	AGL Capital Corporation

Guarantor:	AGL Resources Inc.

Ratings (Moody’s/S&P/Fitch)*:	Baa1/BBB+/BBB+

Size:	$500,000,000

Maturity:	June 1, 2043

Coupon:	4.40%

Price to Public:	99.618% of principal amount

Benchmark Treasury:	UST 3.125% due February 15, 2043

Benchmark Treasury Yield:	3.123%

Spread to Benchmark Treasury:	130 bps

Yield to Maturity:	4.423%

Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2013

Make Whole Redemption:	Any time prior to December 1, 2042, at a redemption price of T+20 bps

Par Redemption:	Any time on or after December 1, 2042 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest

Trade Date:	May 13, 2013

Settlement:	May 16, 2013 (T+3)

CUSIP/ISIN:	001192 AK9 / US001192AK93

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Fifth Third Securities, Inc. RBS Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322, or Morgan Stanley & Co. LLC at 866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.